UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 24, 2017

SYNCHRONOSS TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52049	06-1594540
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Crossing Boulevard, 8th Floor Bridgewater, New Jersey	08807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 620-3940
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On February 24, 2017, the Board of Directors (the “Board”) of Synchronoss Technologies, Inc. (the “Company”) appointed John Frederick, age 53, to serve as the Company’s Chief Financial Officer, effective February 27, 2017 (the “Start Date”). Mr. Frederick was previously Executive Vice President, Chief Administrative and Financial Officer from April 2013 to May 2016 and Chief of Staff from February 2013 to April 2013 of Avid Technology, Inc. (NASDAQ:AVID), a company providing technology solutions to media and creative professions (“Avid”). Before joining Avid, Mr. Frederick was Corporate Executive Vice President and Chief Financial Officer of Open Solutions, Inc., a technology provider of financial institutions worldwide, from November 2009 to January 2013 and Senior Vice President and Chief Financial Officer of SafeNet, Inc., a global encryption security company, from June 2006 to September 2009. Mr. Frederick received his Bachelor of Arts in Economics from University of Maryland, Baltimore County.

Pursuant to the terms of his employment with the Company, Mr. Frederick will receive an annual base salary of $425,000 and be eligible to receive an annual performance bonus, with a target amount equal to 80% of his annual base salary, based upon the achievement of certain Company and individual objectives as determined by the Compensation Committee or the Board.  Mr. Frederick will also be eligible to participate in the Company’s 2017-2019 Executive Long Term Incentive Plan (the “LTI Plan”) with a target value of $1.9 million. The LTI Plan consists of 50% time-based restricted stock awards, with 1/3rd vesting each year, and 50% performance shares, with vesting based on the approval by the Board or the Compensation Committee that the Company has met certain performance metrics. In addition, the Company will grant Mr. Frederick restricted stock awards worth $450,000 in value, based on the Company’s stock price on the date of grant. 25% of these shares shall vest on the one year anniversary of the vesting commencement date and 1/12th of the remaining shares shall vest on each quarterly anniversary thereafter, subject to Mr. Frederick’s continued service.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the definitive employment agreement between the Company and Mr. Frederick, which will be filed with the Company’s Quarterly Report on 10-Q for the quarter ended March 31, 2017 and is incorporated by reference herein.

Rosenberger Release Agreement

As disclosed on the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 14, 2017, Karen L. Rosenberger is resigning as the Company’s Executive Vice President, Chief Financial Officer and Treasurer, and her employment will terminate effective April 1, 2017 (the “Termination Date”).

In connection with her departure, the Board approved a separation and release agreement between the Company and Ms. Rosenberger (the “Release Agreement”). The Release Agreement, among other things, provides that Ms. Rosenberger will be paid her regular wages, including any accrued but unused paid time off, through the Termination Date. Ms. Rosenberger’s current health coverage will continue until April 30, 2017, and she is eligible to continue her health care coverage beyond April 30, 2017 through COBRA. In exchange for a broad release in favor of the Company, the Release Agreement provides for the following payments to Mrs. Rosenberger: (i) severance in the amount of $1,203,681 (less all applicable withholdings and deductions), (ii) the gross amount of $21,813.84, which is intended to cover the employer portion of any COBRA payments for a period of eighteen months following the Termination Date, (iii) a transition payment of $200,000 (less all applicable withholdings and deductions), provided Ms. Rosenberger actively participates in providing transition assistance to the Company’s executive team at an acceptable level through the Termination Date, and (iv) an amount of $580,000 (less all applicable withholdings and deductions), provided Ms. Rosenberger, on or before the Termination Date, signs a standard consulting services agreement with the Company to provide services on at least an as-needed basis with a term of no less than three months.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Release Agreement, which will be filed with the Company’s Quarterly Report on 10-Q for the quarter ended March 31, 2017 and is incorporated by reference herein.

Appointment of Principal Executive Officer

On February 24, 2017, the Board appointed Ronald W. Hovsepian, the Company’s Chief Executive Officer, as the Company’s principal executive officer, effective as of March 1, 2017, replacing Stephen G. Waldis, the Company’s Executive Chairman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2017	SYNCHRONOSS TECHNOLOGIES, INC.

	By:	/s/ Ronald W. Hovsepian

		Name:	Ronald W. Hovsepian
		Title:	Chief Executive Officer